Exhibit h.6

                    ADDITION OF THE
               OAK RIDGE LARGE CAP FUND
                        TO THE
          FUND ACCOUNTING SERVICING AGREEMENT
                        Between
                 OAK RIDGE FUNDS, INC.
                          and
           FIRSTAR MUTUAL FUND SERVICES, LLC
                Dated December 1, 1995

     WHEREAS, the above parties have entered into a Fund Accounting Servicing Agreement (the "Agreement") whereby Firstar Mutual Fund Services, LLC ("FMFS") has agreed to provide accounting services to Oak Ridge
Funds, Inc. (the "Company"); and

     WHEREAS, the parties would like to add the Oak
Ridge Large Cap Fund (the "Fund") to the Agreement;

     NOW THEREFORE, the Company and FMFS agree to add the Fund to the Agreement and compensation for the addition of the Fund is as follows:

     Annual fee per fund based on market value of assets for two classes of funds:

          $27,500 for the first $40,000,000
          1/100 of 1% (1 basis point) on the next $200,000,000
          5/1000 of 1% (1/2 basis point) on the balance

          Out-of-pocket expenses, including daily pricing service.

Dated this 7th day of January, 1999.



OAK RIDGE FUNDS, INC.              FIRSTAR MUTUAL FUND SERVICES, LLC



BY: /s/ Samuel Wegbreit            BY: /s/ Joseph Neuberger
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